Exhibit 99.1

Scripps approves Symson's contract
through 2022

Dec. 19, 2019

CINCINNATI - The board of directors of The E.W. Scripps Company (NASDAQ: SSP) has approved a new three-year contract with company President and CEO Adam P. Symson.

Scripps’ executive pay is divided between fixed and variable income, with a strong emphasis on variable to align management’s interests with those of shareholders.

“Since assuming the president and CEO role in August 2017, Adam has overseen tremendous value creation and growth for Scripps. We have doubled the size, reach and durability of our television station portfolio, and today our local broadcast holdings include 27 stations in top 50 markets, 36 top-ranked stations and a diversified network affiliation mix,” said Board Chairman Rich Boehne. “In addition, he has made a strategic and accretive national media acquisition, executed share repurchases, introduced a dividend and delivered financial results that have met or exceeded expectations.

“Adam has created shareholder value while solidifying Scripps’ position as an industry leader as well as supporting the role of journalism in our democracy.”

In addition to the contract renewal, the board of directors removed the company’s excise tax gross-up provision for Symson, a best practice recommended by proxy advisory firms.

Most of Symson’s compensation increase will come through the company’s long-term incentive compensation plan through stock awards.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) advances understanding of the world through journalism. As the nation’s fourth-largest independent TV station owner, Scripps operates 60 television stations in 42 markets. Scripps empowers the next generation of news consumers with its multiplatform news network Newsy and reaches growing audiences through broadcast networks including Bounce and Court TV. Shaping the future of storytelling through digital audio, Scripps owns top podcast company Stitcher and Triton, the global leader in technology and measurement services. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com